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                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                           NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                          INVESTMENT COMPANY ACT OF 1940

   The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:                             REDWOOD CAPITAL EQUITY FUNDS

Address of Principal Business
 Office:                          370 17TH STREET, SUITE 2700, DENVER, CO 80202

Telephone Number:                 (303) 623-2577

Name and Address of agent for
  service of process:             JAMES V. HYATT
                                  ALPS MUTUAL FUNDS SERVICES, INC.
                                  370 17TH STREET, SUITE 2700, DENVER, CO 80202

Check Appropriate Box:

   Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form
N-8A:  Yes  /X/    No  / /

   Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the city of Denver and state of Colorado on the 6th day of December, 1996.

                                   Signature:   Redwood Capital Equity Funds
                                              ---------------------------------
                                                Name of Registrant

                                          BY:   /s/ Michael W. Engelhart*
                                              ---------------------------------
                                                Michael W. Engelhart, Trustee

Attest: /s/ Jasper Frontz
        ------------------------
        Jasper Frontz, Treasurer

* Signature affixed by James V. Hyatt pursuant to a power of attorney dated December 3, 1996.